PROSPECTUS SUPPLEMENT                                            Rule 424(b)(3)
                                                              File No. 33-60129







                        MENTOR GRAPHICS CORPORATION

                     SUPPLEMENT DATED JANUARY 13, 1997
                                     TO
                       PROSPECTUS DATED JULY 12, 1995




     Gershon Gannot ("Donee"), one of the Selling Shareholders named in the Prospectus, has received a gift of 1,900 Shares from another Selling Shareholder, which Shares may be sold pursuant to the Prospectus by Donee. Donee beneficially owns a total of 19,250 shares of Common Stock of Mentor Graphics Corporation, all of which may be sold pursuant to the Prospectus. Donee is not an officer or director of Mentor Graphics Corporation, but is an employee of a subsidiary of Mentor Graphics Corporation.